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EXHIBIT 99.2

FOR IMMEDIATE RELEASE

KEYSTONE PROPERTY TRUST ANNOUNCES FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2002 RESULTS; EXPECTS TO FORM SECOND JOINT VENTURE WITH A MAJOR INSTITUTIONAL PARTNER

WEST CONSHOHOCKEN, PA., January 29, 2003—Keystone Property Trust (NYSE: KTR) (the "Company" or "Keystone") today announced its financial results for the fourth quarter and year ended 2002.

For the three month period ended December 31, 2002, the Company reported Funds From Operations ("FFO") of $10.0 million, or $0.32 per diluted share, as compared to $13.1 million, or $0.42 per diluted share for the same quarter in 2001, representing an 23.7% decrease in aggregate FFO and a 23.8% decrease in FFO per diluted share. Results for the quarter reflect the near-term dilutive impact of the sale of its office and industrial portfolio in Upstate New York for a $178 million and to a lesser degree a reduction in portfolio occupancy to 93%. FFO for the year ended December 31, 2002 was $49.2 million or $1.57 per diluted share, as compared to $49.9 million, or $1.71 per diluted share, for the same period last year, a decrease of 1.4% in aggregate FFO and a decrease of 8.2% in FFO per diluted share.

For the three month period ended December 31, 2002, net income allocated to common shareholders was $1.9 million, or $0.09 per diluted share, and for the year ended December 31, 2002, the Company recognized a net loss of $10.9 million, or $0.57 per diluted share. By comparison, for the three-month period and year ended December 31, 2001, net income allocated to common shareholders was $2.1 million, or $0.11 per diluted share and $13.6 million, or $0.90 per diluted share, respectively.

Excluding gains and losses from property sales and extraordinary items, earnings per share for the three month period ended December 31, 2002 was $0.14 per diluted share, a 36.4% decrease from $0.22 per diluted share for the same quarter in 2001. Excluding gains and losses from property sales, provision for asset impairment and extraordinary items, earnings per share for the year ended December 31, 2002 was $0.76 per diluted share, a 31.0% increase from $0.58 per diluted share for the year ended December 31, 2001.

The Company also announced that it expects to complete the formation of a second joint venture with a major institutional partner. At formation of this joint venture, Keystone will contribute a $90 million portfolio of properties in Indianapolis primarily, but also including properties in Allentown and Central New Jersey. The venture will have the capacity to acquire an additional $120 million of properties. The strategy will be to acquire stabilized assets primarily located in Indianapolis and other neighboring Midwestern markets.

  2002 Highlights

  •
  Completed the sale of approximately 3.0 million square feet or $78.6 million of industrial properties and 1.5 million square feet or $129.3 million of office properties.

  •
  Acquired approximately 2.0 million square feet or $65.2 million of industrial properties.

  •
  Acquired three industrial properties in one-off transactions totaling 353,000 square feet in Northern New Jersey within the CalEast Joint Venture, representing a total investment of $21.1 million.

  •
  Ended the year with portfolio occupancy of 93%.

  •
  Leased 5.8 million square feet during the year, which included 2.8 million square feet of new leases and 2.9 million square feet of renewals, retaining tenants for approximately 68% of leases executed in 2002.

  •
  Rental increases for the full year industrial portfolio totaled 2.3% and 4.2% on a cash and GAAP basis.

  •
  Same-store Net Operating Income for the year declined 2.2% on a cash basis and declined 1.4% on a GAAP basis.

  •
  Sold 2 million common shares at $16.41 per share and used the proceeds to repurchase $32.5 million of convertible preferred equity.

  •
  Hired two Senior Vice Presidents, A. Donald Chase and John P. DiCola, to bolster investment effort in New Jersey, Pennsylvania and Indianapolis.

  •
  Year over year, increased dividend on common stock by 2.4% to $1.30 per annum.

  •
  Delivered a 41.3% total return for shareholders.

  Fourth Quarter 2002 Highlights

  •
  Closed on the disposition of the portfolio of office and industrial properties located primarily in Upstate New York, which totaled 34 properties (3.9 million square feet), for $178.3 million.

  •
  Acquired three distribution centers totaling approximately 1.1 million square feet in Central Pennsylvania representing a total investment of $37.0 million.

  •
  Reported FFO of $10.0 million or $0.32 per diluted share for the quarter.

  •
  Leased 493,000 square feet during the quarter, which included 429,000 square feet of renewals and 64,000 square feet of new leases, which resulted in retaining tenants for 50% of leases during the quarter.

  •
  Rental rate during the quarter on signed industrial leases decreased 3.9% on a cash and GAAP basis.

  •
  Same-store Net Operating Income during the quarter declined 2.9% on a cash basis and declined 3.5% on a GAAP basis.

  Subsequent Events

  •
  Acquired a 507,000 square foot distribution center in Harrisburg for $20.0 million.

  •
  Announced that the Company will develop a 523,000 square foot build-to-suit project in Hazleton, PA on a development fee basis.

Commenting on the Company's 2002 accomplishments and 2003 outlook, Jeffrey E. Kelter, President and Chief Executive Officer, stated,

  "We have completed our transition to a pure-play industrial company. We exited the office business and significantly reduced our investments outside of our core markets. Last year on our fourth quarter call, I said my goal was to have 85% or more of our assets represented in our core markets. I'm proud of the fact that we accomplished that goal, given the magnitude of the undertaking. To put this in perspective, in the two years since we implemented the focused operating strategy we have sold $496 million in assets including $222 million in office properties. We've turned over approximately half of our asset base in only two years.

  As those of you who have been with us for a while know, this transformation has come at a cost—dilution in FFO per share and poorer visibility in general that has been exacerbated by a weak operating environment. We are more convinced than ever that the near-term cost of the transition should result in a significant increase in shareholder value over the long term. We expect that the dispositions completed over the last two years will enable us to begin to generate growth in FFO and NAV per share this year. At this point, we have reinvested about two-thirds of the proceeds raised over the past two years. Our current pipeline is strong, and we are focused on getting the remaining proceeds reinvested."

In closing Mr. Kelter added,

  "Unfortunately the operating environment remains weak. We've yet to see a demonstrable increase in demand from new users and many tenants continue to give back space upon rollover. While we wait for market conditions to improve, we'll continue to be aggressive in leasing-up our vacancy and focus on the aspects of our business we can control."

  Leasing Activity

During 2002, rental rates for industrial properties increased by 2.3% and 4.2% on a cash and GAAP basis. On a market-by-market basis, the strongest industrial rental growth was generated by New Jersey, which delivered a 13.1% increase, followed by Pennsylvania at 6.1%, both on a cash basis.

Tenant retention for the year was 68%, in line with our historical average. Overall portfolio occupancy was 93% at the end of 2002.

  Same-Store Results

For the twelve months ended December 31, 2002, consolidated same-store NOI decreased 2.2% and 1.4% on a cash and GAAP basis respectively. Economic occupancy on a GAAP basis for the consolidated portfolio was 92.7%, a 2.0% decrease from 94.7% in 2001.

For the quarter ended December 31, 2002, consolidated same-store NOI decreased 2.9% and 3.5% on a cash and GAAP basis respectively. Economic occupancy on a GAAP basis for the consolidated portfolio was 92.7%, a 3.1% decrease from 95.8% in 2001.

  Development Activity

At the end of the third quarter, the Company closed on a 26-acre site within the Greenville Yards industrial park at the Port of Newark/Elizabeth in Jersey City, NJ and began construction immediately on two distribution centers totaling 525,000 square feet. The project represents a total investment of nearly $33 million. The Company expects construction to be complete by the end of the second quarter of 2003.

Subsequent to year-end, the Company announced that it will begin development on a 523,295 square foot build-to-suit distribution facility on a 50.4 acre site in Hazleton, Pennsylvania for Romark Logistics Inc. The Company is acting as the developer for this project and will not have an ownership position. Romark Logistics Inc. will operate and occupy the facility after completion, which is expected to be in the fourth quarter of this year, and distribute packaged goods from the facility.

  CalEast Joint Venture

In the third quarter of 2002, the Company acquired three industrial properties in one-off transactions totaling 353,000 square feet in Northern New Jersey within the CalEast Joint Venture, representing a total investment of $21.1 million. These acquisitions included 1275 Valley Brook, 1250 Valley Brook and

510 Commercial Avenue. These acquisitions increased the Company's penetration in the Meadowlands submarket.

  Accounting Changes

Pursuant to Statement of Financial Accounting Standards No. 144 (SFAS No. 144), which recently took effect, when a real estate company sells a property, the property must be accounted for as a "discontinued operation." Property sales by the Company in 2002 required the Company to re-audit its financial statements for the period 1999-2001 using its new auditor, KPMG LLP. As a result of the new audits, for the years 2000 and 2001, net income allocated to common shareholders will be restated downward to recognize certain adjustments. The aggregate amount of these adjustments is $505,000 or $0.03 per diluted share in 2000 and $717,000 or $0.03 per diluted share in 2001 due primarily to the recognition of non-cash compensation expense not previously recorded and the correction of straight line rent adjustments.

Because the change in recognition of the non-cash compensation expense resulted in higher expense in prior periods, the Company will have a reduction in related non-cash expense in future periods. The Company now recognizes the expense related to the forgiveness of employee stock loans on a straight-line basis over the life of the loans. Previously, the Company recognized expense in accordance with the actual forgiveness schedules called for in the loans, which are, in general, back-end weighted. Arthur Andersen LLP, the Company's former auditor, reviewed and approved the Company's prior treatment of all compensation and capitalization policy related items.

  Conference Call

The Company will hold an investor/analyst conference call today beginning at 11:00 a.m. Eastern Time. The conference call may be joined by dialing 1-800-289-0436. A replay of the conference call will be available commencing at 2:00 p.m. Eastern time through February 12, 2003 until 8 p.m. Eastern time. The telephone number for the replay is 719-457-0820, passcode 465029. The conference call can also be accessed through our company web site under Investor Relations. Additional information about Keystone's quarterly results can be accessed in our supplemental package, which is also on our web site under the Financial Reports section of Investor Relations.

Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully integrated real estate investment trust with a current portfolio of 97 properties aggregating in excess of 21 million square feet in the Eastern United States. For more information, contact Aleathia M. Hoster at (212) 527-9900, send email to info@keystoneproperty.com or visit the Company website at www.keystoneproperty.com

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its trustees, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-K and quarterly reports on Form 10-Q.

CONTACT: Aleathia M. Hoster of Keystone Property Trust (Phone: 212-527-9900)

Financial Summary for the Quarter and Years Ended December 31, 2002 and 2001
(in thousands, except for shares, ratios and per share data)

	For the quarter ended Dec. 31, (unaudited)		For the years ended Dec. 31,
	2002	2001	2002	2001
OPERATING DATA:
REVENUE:
Rents	$19,773	$20,736	$83,067	$92,370
Reimbursement revenue and other	3,451	3,371	13,435	14,200

Total revenue	$23,224	$24,107	$96,502	$106,570

OPERATING EXPENSES:
Property operating expenses	2,192	2,092	7,740	8,653
Real estate tax expense	2,542	2,314	9,989	9,567
General and administrative	3,114	1,600	9,094	8,660
Employee termination costs	—	—	930	—
Depreciation and amortization	4,404	4,970	19,978	23,938
Interest expense	5,918	6,286	24,252	33,373
Provision for asset impairment	—	—	30,200	—

Total operating expenses	$18,170	$17,262	$102,183	$84,191

(Loss) income before equity in income from equity method investments and gains on sales of assets	5,054	6,845	(5,681)	22,379
Equity in income from equity method investments	316	668	899	1,123
(Losses) gains on sales of assets	(697)	(1,219)	(1,122)	9,142
(Loss) income before distributions to preferred unitholders, minority interest of unitholders in Operating Partnership, extraordinary items, discontinued operations and income allocated to preferred shareholders	4,673	6,294	(5,904)	32,644
Distributions to preferred unitholders	(1,268)	(1,447)	(5,585)	(7,057)
Minority interest of unitholders in Operating Partnership	(495)	(792)	3,492	(5,329)
Discontinued operations:
Income from discontinued operations	—	258	323	989
Gain on disposition of discontinued operations	—	—	871	—
Minority interest	—	(66)	(294)	(331)

	—	192	900	658
Extraordinary items-loss on early retirement of debt	(685)	(1,197)	(863)	(2,274)

Net (loss) income before income allocated to preferred shareholders	2,225	3,050	(7,960)	18,642
(Loss) income allocated to preferred shareholders	(365)	(938)	(3,038)	(5,035)

Net (loss) income allocated to common shareholders	$1,860	$2,112	$(10,998)	$13,607

EARNINGS PER COMMON SHARE—BASIC:
Net (loss) income per Common Share before extraordinary items	$0.12	$0.17	$(0.58)	$1.07
Extraordinary items	(0.03)	(0.05)	(0.03)	(0.10)
Discontinued operations	—	(0.01)	0.05	(0.03)

Net (loss) income allocated to Common Share—Basic	$0.09	$0.11	$(0.56)	$0.94

WEIGHTED AVERAGE COMMON SHARES—BASIC	21,313,553	18,396,587	19,467,656	14,518,099

EARNINGS PER COMMON SHARE—DILUTED:
Net (loss) income per Common Share before extraordinary items	$0.12	$0.19	$(0.56)	$1.04
Extraordinary items	(0.03)	(0.07)	(0.03)	(0.11)
Discontinued operations	—	(0.01)	0.02	(0.03)

Net (loss) income per Common Share—Diluted	$0.09	$0.11	$(0.57)	$0.90

WEIGHTED AVERAGE COMMON SHARES — DILUTED	27,199,688	18,399,849	25,642,973	21,410,023

Financial Summary for the Quarters and Years Ended December 31, 2002 and 2001
(in thousands, except for shares, ratios and per share data)

	As of:
	Dec. 31, 2002	December 31, 2001
BALANCE SHEET DATA:
Real estate investments before accumulated depreciation	$628,819	$817,587
Total assets	670,612	826,769
Total debt	325,796	435,136
Total liabilities	345,563	455,133
Limited partners minority interest in Operating Partnership	31,588	48,230
Convertible preferred units	52,892	60,392
Stockholders' equity	240,569	263,014
	For the quarter ended Dec. 31, (unaudited)		For the year ended Dec. 31,
	2002	2001	2002	2001
FUNDS FROM OPERATIONS:
(Loss) income before distributions to preferred unitholders, minority interest of unitholders in Operating Partnership, extraordinary items and income allocated to preferred shareholders	$4,673	$6,294	$(5,904)	$32,644
(Less) Plus:
Losses (gains) on sales of assets	697	1,219	1,122	(9,142)
Provision for asset impairment and employee termination costs	—	—	32,530	—
Depreciation and amortization related to real estate	4,404	5,122	20,367	24,520
Depreciation and amortization related to equity investments	231	256	781	901
Income from discontinued operations	—	258	323	989

Funds from operations (1)	$10,005	$13,149	$49,219	$49,912

Basic FFO per share	$0.32	$0.43	$1.59	$1.75

Diluted FFO per share	$0.32	$0.42	$1.57	$1.71

FUNDS AVAILABLE FOR DISTRIBUTION:
Funds from operations	$10,005	$13,149	$49,219	$49,912
Rental income from straight line rents	(928)	(865)	(3,476)	(2,960)
Amortization of deferred financing costs	258	405	1,071	1,789
Non-cash compensation charges	443	233	1,176	908
Building improvements	(271)	(875)	(826)	(1,670)
Tenant improvements	(315)	(428)	(1,981)	(2,037)
Leasing commissions	(603)	(778)	(2,557)	(2,289)

Funds available for distribution	$8,589	$10,841	$42,626	$43,653

Diluted funds available for distribution per share	$0.27	$0.35	$1.36	$1.49

Diluted weighted average shares and units (2)	31,436,456	30,977,628	31,252,430	29,261,054

Dividend paid per common share	$0.325	$0.320	$1.290	$1.260

FFO dividend payout ratio	101.6%	76.2%	82.2%	73.7%

FAD dividend payout ratio	120.4%	91.4%	94.9%	84.6%

(1)
The Company calculates Funds From Operations (FFO) in accordance with the National Association of Real Estate Investment Trusts, Inc. definition. FFO is equal to net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization relating to real property, and after adjustments from unconsolidated partnerships and joint ventures. Management believes the presentation of FFO is a useful disclosure as a general measure of its performance, although the Company's FFO may not necessarily be comparable to similarly titled measurements of other REITs. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indication of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.
(2)
Diluted weighted average shares for 2002 and 2001, as shown above, include the convertible preferred shares and units on an as-converted basis.

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Financial Summary for the Quarter and Years Ended December 31, 2002 and 2001 (in thousands, except for shares, ratios and per share data)
Financial Summary for the Quarters and Years Ended December 31, 2002 and 2001 (in thousands, except for shares, ratios and per share data)